Exhibit 99.1

KCG Holdings, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310 1 201 222 9400 tel 1 800 544 7508 toll free www.kcg.com

KCG COMPLETES SALE OF URBAN FINANCIAL OF AMERICA

Divestiture further refocuses KCG on core market making and trading services

JERSEY CITY, N.J. – December 2, 2013 – KCG Holdings, Inc. (NYSE: KCG) today announced the completion of the sale of Urban Financial of America, LLC (formerly Urban Financial Group, Inc.), effective November 30, 2013, to an investor group for approximately $80 million in total proceeds, representing a combination of cash consideration and retained net assets.

The completion of the sale represents another event in a series of sales, restructurings and closures to refocus KCG on core market making and trading services. As a result of the transaction, roughly $6.1 billion of assets and corresponding liabilities related to Urban’s securitization activities will be removed from KCG’s balance sheet.

About KCG

KCG is a leading independent securities firm offering investors a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with exceptional client service across market making, agency execution and venues. KCG has multiple access points to trade global equities, fixed income, currencies and commodities via voice or automated execution. www.kcg.com

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com